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                                                                   Exhibit 99.1


Contact:          Gerard A. Wills                   Scott Hutton
                  V.P. of Finance & CFO             President
                  Trega Biosciences, Inc.           ChemNavigator.com, Inc.
                  (858) 410-6695                    (858) 450-9740 x225

FOR IMMEDIATE RELEASE

           TREGA BIOSCIENCES FORMS A STRATEGIC RELATIONSHIP WITH
                           CHEMNAVIGATOR.COM

SAN DIEGO, Calif. - August 23, 1999 - Trega Biosciences, Inc. (Nasdaq: TRGA) today announced the formation of a strategic relationship with ChemNavigator.com, Inc., a privately held i-Research company founded to supply chemistry and reagents to pharmaceutical, biotechnology, agricultural and life science researchers. Trega's Chem.Folio chemical compounds will occupy a substantial position on ChemNavigator.com, providing a valuable complement to Trega's existing distribution channels.

The ChemNavigator.com web site is a net-based commercial site that will provide a new strategy for finding and purchasing research compounds and reagents from sources around the world. Uniquely, ChemNavigator.com will provide a powerful proprietary search engine to facilitate structure and property-based searches of compound collections and libraries available on the site. ChemNavigator.com will also contain links to other important databases of relevant information. Pharmaceutical companies spend approximately $21 billion a year for research and development, an estimated $2 billion of which is spent for chemical synthesis and extraction. It is anticipated that the ChemNavigator.com web site will be launched in the fourth quarter of 1999.

"This relationship represents a step in Trega's strategy of making our research products available through e-commerce and for increasing the exposure and sales of Chem.Folio compounds," said Michael G. Grey, president and chief executive officer. "ChemNavigator.com may develop into the principal means of distribution for our chemistry. We believe that ChemNavigator.com will provide research scientists with superior search capabilities that will enable them to identify a wide range of compounds to meet their needs."

"We are pleased to be able to offer Trega's high quality compounds to our ChemNavigator i-Research System clients," said Scott Hutton, president of ChemNavigator.com. "This collaboration with Trega is very complimentary to our goal of providing ChemNavigator clients with access to the world's largest collection of high quality drug-like compounds for life science research."


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TREGA FORMS RELATIONSHIP WITH CHEMNAVIGATOR.COM -PAGE 2--



Trega has acquired 1,176,666 shares of the Series B Convertible Preferred Stock of ChemNavigator.com, Inc. representing approximately 20% of the outstanding equity securities of ChemNavigator.com, Inc. and a warrant to purchase an additional 294,167 shares of ChemNavigator's Common Stock at a purchase price of $5.00 per share. In exchange, Trega has paid $1.0 million and issued 1.0 million shares of its Common Stock to ChemNavigator.com, Inc. Trega will also issue a warrant to ChemNavigator.com to purchase an additional 294,167 shares of Trega Common Stock at a purchase price of $5.00 per share upon the occurrence of certain events. At June 30, 1999, Trega had outstanding 18,027,095 shares of Common Stock.

ChemNavigator.com will provide a revolutionary new strategy for finding and purchasing research compounds and reagents from sources throughout the world by combining the power of Internet search technology with proprietary, industry leading computational analysis techniques. Initiated in January of 1999, ChemNavigator.com will facilitate global research, dubbed "i-Research," for chemical compounds and reagents.

Trega Biosciences is focused on accelerating the process of drug discovery from disease targets to clinical candidates by using small molecule combinatorial chemistry, high throughput screening and predictive bioinformatics to rapidly create novel drug candidates having greater chances of clinical success. Trega offers integrated products and services spanning the drug discovery process -- beginning with synthesizing novel compounds to providing uniquely qualified drug leads -- to the pharmaceutical and biopharmaceutical industries. Trega also uses its drug discovery technologies in its internal development programs, which are focused on discovering small molecules acting on melanocortin receptors, which may be important in the treatment of inflammatory and metabolic diseases.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING WHETHER A WEBSITE CAN BE IMPLEMENTED IN A TIMELY FASHION, WHETHER THE SITE WILL PERFORM AS PLANNED, WHETHER THE SITE WILL GENERATE SUFFICIENT REVENUES FOR CHEMNAVIGATOR.COM ON THE SALE OF TREGA COMPOUNDS TO BE CONSIDERED A SUCCESS BY EITHER PARTY, WHETHER AN EXTENDED COLLABORATION WILL BE AGREED TO, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, AND OTHER RISKS DETAILED FROM TIME TO TIME IN TREGA'S SECURITIES AND EXCHANGE COMMISSION FILINGS. THESE FORWARD-LOOKING STATEMENTS REPRESENT TREGA'S JUDGMENT AS OF THE DATE OF THIS RELEASE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. TREGA DISCLAIMS, HOWEVER, ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

Trega's releases are on the World Wide Web at http://www.trega.com and PR Newswire's fax-on-demand service at 1-800-758-5804, extension 374050.